Exhibit 8.2

[MTHM LETTERHEAD]

December 23, 2004

Scottish Power plc

1 Atlantic Quay

Glasgow G2 8SP, Scotland

Scottish Power Finance (US), Inc.

825 N.E. Multnomah Street, Suite 2000

Portland, Oregon 97232

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the United States Securities Act of 1933, as amended (the “Securities Act”), of the registration statement (File No. 333-120112) on Form F-3 that you filed with the Securities and Exchange Commission (including all amendments thereto, the “Registration Statement”). We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “US Federal and UK Tax Consequences – United States Taxation” in the Prospectus (the “Prospectus”), included in the Registration Statement, subject to the qualifications and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “US Federal and UK Tax Consequences – United States Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Milbank, Tweed, Hadley & McCloy LLP

BK/RBW